                                                                    Exhibit 10.7


                AMENDMENT TO DIRECTORS' RESTRICTED STOCK PLAN
                           EFFECTIVE FEBRUARY 8, 1996

        "RESOLVED, That effective February 8, 1996, the first sentence of
Section 7 of the Directors' Restricted Stock Option Plan is hereby amended to read as follows: 'Except as otherwise provided by paragraph b of this Section 7, Restricted Stock issued under the Plan shall have a Restricted Period beginning on the Date of Grant or the date of the annual deferral election, whichever is applicable, and ending, as elected by the Holder, from five to ten years thereafter or, if later than five years after the Date of Grant or date of the annual deferral election, whichever is applicable, on the day following the day the Holder ceases to be a Director of the Company.'

        "RESOLVED FURTHER, That effective February 8, 1996, subparagraph b(i) of
Section 7 of the Directors' Restricted Stock Purchase Plan is hereby amended to read as follows: 'The end of the Restricted Period elected by the Holder.'

        "RESOLVED FURTHER, That effective February 8, 1996, the last sentence of
Section 7 of the Directors' Restricted Stock Plan is hereby deleted.

        "RESOLVED FURTHER, That effective February 8, 1996, Section 7 of the Directors' Restricted Stock Plan is hereby amended by adding the following provisions at the end thereof:

            "For purposes of Section 5 beginning with the Restricted Stock Award for the 12 calendar months prior to the month of the 1996 Annual Meeting of Shareholders, and for purposes of the second paragraph of Section 6 beginning with periods from and after September 1, 1996, the following provisions shall apply: In lieu of actually issuing Stock at the time an Eligible Director is entitled to receive Restricted Stock as provided above, the Company shall credit to an account for such Eligible
        Director (a 'Restricted Stock Unit Account') a number of units ('Restricted Stock Units') equal to the number of shares of Restricted Stock the Eligible Director would be entitled to receive at such time but for the provisions of this paragraph. At the time of each payment of cash dividends on Stock, additional Restricted Stock Units (or portions thereof) will be credited to the Eligible Director's Restricted Stock Unit Account in an amount equal to the number of shares of Stock that could be purchased at a price equal to Fair Market Value with an amount of cash equal to the cash dividend per share multiplied by the number of Restricted Stock Units in the Eligible Director's Restricted Stock Unit Account on the dividend record date. Solely for purposes of the foregoing sentence, Fair Market Value shall be as defined in Section 2, except that closing prices for the 30 consecutive trading days prior to the dividend payment date shall be used in the calculation. If giving effect to the foregoing would cause the sum of the shares of Restricted Stock issued under the Plan and the number of Restricted Stock Units in all Restricted Stock Unit Accounts to exceed the number of shares authorized under this Plan, the Company shall in lieu of issuing Restricted Stock Units thereunder pay Eligible Directors a cash amount equal to the cash dividend per share multiplied by the number of Restricted Stock Units in the Eligible Director's Restricted Stock Account on the dividend record date. At the end of the Restriction Period, the Company shall deliver a stock certificate representing a number of shares equal to the number of Restricted Stock Units no longer subject to forfeiture or other restrictions (other than any restrictive legends or stop transfer instructions appropriate under federal or state securities laws). The definition of 'Restricted Stock' is amended to include references to Restricted Stock Units unless the context otherwise requires. The provisions of paragraph c of this Section 7 insofar as they apply to Restricted Stock represented by Restricted Stock Units, shall be as follows:

            c. Restricted Stock represented by Restricted Stock Units in an Eligible Director's Restricted Stock Unit Account shall be entirely forfeited in the event that during a Restriction Period the Holder resigns other than for Good Cause or is dismissed for cause by the Board during his or her elected term. Resignation for Good Cause shall include resignation for reasons of personal health or health of family members, to avoid conflicts of interest, as a result of increased family demands or business demands of a directors' employer, as a result of accepting government or community service, as a result of a change in area of residence or as a result of a material increase in the time required or projected to be required for service on the Board of Directors of the Company.